Exhibit 99.1

Zayo Group, LLC Reports Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2012

Fourth quarter Adjusted EBITDA of $57.5 million on revenue of $109.6 million, representing $229.9 million and $438.3 million of annualized Adjusted EBITDA and revenue, respectively

Revenue and Adjusted EBITDA were $382.0 million and $194.5 million, respectively, for the fiscal year ending June 30, 2012

LOUISVILLE, Colo., September 14, 2012 – Zayo Group, LLC (“Zayo Group” or “the Company”), a leading provider of bandwidth infrastructure and network-neutral colocation and interconnection services, announced results for the three and twelve months ended on June 30, 2012.

The Company has experienced sequential quarter revenue and Adjusted EBITDA growth since inception. Fourth quarter growth was a function of organic growth associated with the Company’s continued trend of positive net installations and acquisition related growth resulting from the May 1, 2012 acquisition of Arialink, a provider of bandwidth infrastructure services in the mid-west region of the United States.

Total revenue and Adjusted EBITDA for fiscal year 2012 increased by $94.8 million and $67.9 million, respectively, as compared to fiscal year 2011 primarily as a result of the October 1, 2010 acquisition of American Fiber Systems Holdings Corporation (“AFS”), the December 1, 2011 acquisition of 360networks, the December 31, 2011 acquisition of Mercury Marquis Holdings, LLC (“MarquisNet”) and the aforementioned acquisition of Arialink. Also contributing to the revenue and EBITDA growth during the year was organic growth.

During the three months ended June 30, 2012, the Company made net capital expenditures of $21.4 million, which included adding 121 route miles and 203 buildings to the network.

Recent Developments

Recently closed acquisitions

AboveNet Inc. (“AboveNet”)

On July 2, 2012, the Company acquired 100% of the outstanding capital stock of AboveNet, previously a publicly-traded company listed on the New York Stock Exchange, in exchange for cash of approximately $2.2 billion, net of cash acquired.

AboveNet is a provider of bandwidth infrastructure and network-neutral colocation and interconnection services, primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and Financial Times and Stock Exchange (“FTSE”) 500 companies in the United States and Europe. AboveNet’s commercial strategy was consistent with the Company’s; that is, to focus on leveraging its infrastructure assets to provide bandwidth infrastructure services to a select set of customers having high bandwidth demands. It provided lit and dark fiber bandwidth infrastructure services over its dense metropolitan, regional, national, and international fiber networks. It also operated a Tier 1 IP network with direct and indirect (through peering arrangements) connectivity in many of the most important bandwidth centers and peering exchanges in the U.S., Europe, and Japan. Its product set is highly aligned with Zayo’s, consisting primarily of dark fiber, Wavelength, Ethernet, IP and colocation services. AboveNet also had grown a very strong base of business with enterprise clients, particularly within the financial services segment.

On June 30, 2012, AboveNet’s fiber networks spanned approximately 20,590 route miles and approximately 2,500,000 fiber miles and connected to approximately 4,000 on-net buildings, including more than 2,600 enterprise locations, many of which house some of the largest corporate users of network services in the world. AboveNet’s metropolitan networks typically contain 432, and in some cases 864, fiber strands in each cable. This high fiber count allows AboveNet to add new customers in a timely and cost-effective manner by focusing incremental construction and capital expenditures on the laterals that connect to the customer premises. AboveNet’s metropolitan networks serve 17 markets in the U.S., with strong network footprints in a number of the largest metropolitan markets including Boston, Massachusetts; Chicago, Illinois; Los Angeles, California; New York, New York; Philadelphia, Pennsylvania; San Francisco, California; Seattle, Washington; and Washington, D.C. It also serves four metropolitan markets in Europe: London, United Kingdom; Amsterdam, Netherland; Frankfurt, Germany; and Paris, France. These locations also include many private data centers and hub locations that are important for AboveNet’s customers. AboveNet uses under-sea capacity on the Japan-U.S. Cable Network to provide connectivity between the U.S and Japan and capacity on the Trans-Atlantic undersea telecommunications network and other trans-Atlantic cables to provide connectivity from the U.S. to Europe.

FiberGate Holdings, Inc. (“FiberGate”)

On August 31, 2012, the Company acquired 100% of the equity interest in FiberGate, a privately held corporation, for a purchase price of $117.0 million, subject to certain post-closing adjustments. The acquisition was funded with cash on hand.

Headquartered in Alexandria, Virginia, FiberGate is a provider of dark fiber services throughout the Washington, D.C., Northern Virginia, and Baltimore, Maryland corridor. The FiberGate network includes 779 high fiber count route miles in and around the U.S. capital region. FiberGate also has 315 on-net buildings, including federal government sites, carrier hotels, data centers, cell towers, and enterprise buildings. FiberGate has provided dark fiber services to the federal government since its inception in 1995 and has since expanded its clientele to include large enterprise and telecommunications customers.

Pending acquisitions

USCarrier

In connection with the Company’s October 1, 2010 acquisition of American Fiber Systems Holdings Corporation (“AFS”), the Company acquired an ownership interest in USCarrier Telecom Holdings, LLC (“USCarrier”) consisting of approximately 50% of the equity interest in USCarrier.

On August 15, 2012, the Company entered into an agreement with the owners of USCarrier to purchase all remaining ownership units of USCarrier such that upon consummation of the acquisition, the Company will own 100% of the equity interest in USCarrier. The purchase price for the remaining interest in USCarrier, which is expected to be funded with cash on hand, is $13.5 million, subject to certain adjustments at closing and post-closing. The transaction, which is subject to customary approvals, is expected to close during the quarter ending December 31, 2012.

The USCarrier business operates a 3,700 mile regional fiber network that connects major markets such as Atlanta, Jacksonville, Tallahassee, Nashville and Chattanooga along with 40 smaller cities throughout the Southeast region of the United States. USCarrier provides transport services such as Ethernet and Wavelength primarily to other telecommunications providers.

Financial Highlights – Zayo Group, LLC

FY 2012 Q4 compared to FY 2012 Q3

•	Zayo Group generated quarterly revenue of $109.6 million; a $4.6 million sequential quarter increase representing 17% annualized sequential quarter growth

•	Adjusted EBITDA for the quarter was $57.5 million, which was $3.5 million higher than the prior quarter, representing a 26% annualized increase

•	Net loss of $5.3 million for the quarter was $2.6 million higher than the $2.7 million net loss for the previous quarter

FY 2012 compared to FY 2011

•	Fiscal year 2012 revenue and Adjusted EBITDA increased by $94.8 million, or 33%, and $67.9 million, or 54%, respectively, over fiscal year 2011

•	Net loss increased by $1.8 million from fiscal year 2011 resulting in a net loss of $5.9 million for the current fiscal year

•	Net purchases of property and equipment were $124.1 million during the current fiscal year compared to $112.5 million during the prior fiscal year

Financial Highlights – AboveNet

As discussed in Recent Developments, the acquisition of AboveNet was completed after the Company’s June 30, 2012 fiscal year end. The following financial highlights and other financial information contained herein is based on Abovenet’s unaudited results for the quarter ended June 30, 2012, prior to the acquisitions closing.

FY 2012 Q4 compared to FY 2012 Q3

•	AboveNet generated quarterly revenue of $129.0 million; a $1.3 million sequential quarter increase representing 4% annualized sequential quarter growth

•	Adjusted EBITDA for the quarter was $62.9 million, which was $3.6 million higher than the prior quarter, representing a 24% annualized increase

•	Net earnings of $11.8 million for the quarter was $6.6 million lower than the $18.4 million net earnings for the previous quarter

Additional historical financial information of the acquired AboveNet entity can be found in its annual and quarterly filings on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The consolidated balance sheet and consolidated statement of operations of AboveNet as of and for each of the three and six month periods ended June 30, 2012 and 2011 can be found in a filing made by Zayo Group with the SEC on Form 8-K on September 14, 2012.

Fourth Quarter Financial Results – Zayo Group, LLC

Three Months Ended June 30, 2012 and March 31, 2012

Figure 1.0

Zayo Group Summary Results

($ in millions )

	Three months ended
	June 30,	March 31,
	2012	2012
Revenue	$109.6	$105.0

Annualized revenue growth	17%

Gross profit	86.8	82.7

Gross profit %	79%	79%

Operating income	23.4	22.8

Earnings from continuing operations before taxes	5.5	8.5

Provision for income taxes	10.8	11.2

Net loss	($5.3)	($2.7)

Adjusted EBITDA	$57.5	$53.9

Purchases of property and equipment	21.4	42.7

Unlevered free cash flow	$36.1	$11.2

Annualized EBITDA growth	26%
Adjusted EBITDA margin	52%	51%

Approximately $0.8 million of the $4.6 million in sequential quarterly revenue growth was a result of our acquisition of Arialink, the remainder represents organic growth. During the quarter ended June 30, 2012, the Company generated additional monthly revenue of $2.2 million associated with gross installations accepted during that quarter. This increase in revenue related to organic growth was partially offset by total customer churn of $1.5 million in monthly revenue during the quarter.

Net loss increased by $2.6 million in the quarter ended June 30, 2012 as compared to the previous quarter’s net loss. The increase in net loss is largely a result of an additional $1.7 million in transaction costs associated with pending and closed acquisitions which were recognized during the quarter ended June 30, 2012. Also contributing to the net loss was additional interest expense of $1.2 million and additional non-cash stock based compensation expense of $.1.0 million during the period.

Adjusted EBITDA and Adjusted EBITDA margin benefited from the revenue growth, operating leverage and synergies associated with the Arialink acquisition.

Fiscal Year Financial Results

Fiscal Year Ended June 30, 2012 and June 30, 2011

Figure 1.2

Zayo Group Summary Results

($ in millions)

	Year ended
	June 30,	June 30,
	2012	2011
Revenue	$382.0	$287.2

Revenue growth	33%

Gross profit	299.4	215.7

Gross profit %	78%	75%

Operating income/(loss)	76.6	41.1

Earnings/(loss) from continuing operations before taxes	23.7	7.5

Provision for income taxes	29.6	12.5

Earnings from discontinued operations, net of income taxes	—	0.9

Net (loss)/earnings	($5.9)	($4.1)

Adjusted EBITDA	$194.5	$126.6

Purchases of property and equipment	124.1	112.6

Unlevered free cash flow	$70.4	$14.0

EBITDA growth	54%
Adjusted EBITDA margin	51%	44%

Revenue increased $94.8 million over the prior fiscal year principally as a result of acquisitions and organic growth. As a result of internal sales efforts since June 30, 2011, the Company has entered into $663.0 million of gross new sales contracts, which will represent an additional $8.9 million in monthly revenue once installation on those contracts is accepted. Since June 30, 2011, the Company has received acceptance on gross installations that have resulted in additional monthly revenue of $7.7 million. This increase in revenue related to the Company’s organic growth is partially offset by total customer churn of $4.9 million in monthly revenue since June 30, 2011.

Gross profit increased by $83.7 million as a result of the Company’s recent acquisitions and organic revenue growth. The gross profit percentage increased by three percentage points as the Company continues to focus on leveraging its infrastructure assets. Gross profit percentage also benefited from synergies realized related to the Company’s previous acquisitions.

Adjusted EBITDA increased by $67.9 million as compared to the prior fiscal year 2011, due to the Adjusted EBITDA contribution from organic revenue growth, the Company’s recent acquisitions, synergies realized from those acquisitions and cost savings initiatives.

Net loss increased by $1.8 million on a year-over-year basis primarily as a result of higher interest expense which was $17.3 million higher in fiscal year 2012 as compared to 2011 as a result of the additional indebtedness entered into in order to fund the acquisition of 360networks. An increase to depreciation and amortization expense during fiscal year 2012 of $22.5 million also contributed to the higher net loss. The increased depreciation and amortization expense is a result of the property and equipment and intangible assets acquired in the aforementioned acquisitions and the Company’s $124.1 million in purchases of property and equipment since June 30, 2011. Offsetting these increases to the Company’s net loss was the growth in earnings associated with the Company’s recent acquisitions and organic growth.

Conference Call

Zayo Group will hold a conference call to report fiscal year fourth quarter 2012 results at 11:00 a.m. EST, September 14, 2012. The dial in number for the call is (800) 741-5804. A live webcast of the call can be found in the investor relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/r/judvd87xpduq. During the call the company will review an earnings supplement presentation that summarizes the financial results of the quarter, which can be found at http://www.zayo.com/financial-earnings-release.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national, international and fiber-to-the-tower networks. With the AboveNet and FiberGate acquisitions, Zayo’s network assets include approximately 65,000 route miles, covering 45 states plus Washington, D.C. Additionally, Zayo has over 136,000 billable square feet of colocation space and approximately 9,000 on-net buildings.

Non-GAAP Financial Measures

The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

“Adjusted EBITDA” is defined as EBITDA from continuing operations adjusted to exclude transaction costs related to acquisitions, stock-based compensation, and certain non-cash items. Management uses Adjusted EBITDA to evaluate operating performance and liquidity and this financial measure is among the primary measures used by management for planning and forecasting of future periods. The Company believes that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest and principal payments on our debt; and

•	does not reflect cash required to pay income taxes.

The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion. Because the Company has acquired numerous entities since inception and incurred transaction costs in connection with each acquisition, has borrowed money in order to finance operations, has used capital and intangible assets in the business, and because the payment of income taxes is necessary if taxable income is generated, any measure that excludes these items has material limitations. As a result of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of the business or as a measure of liquidity.

In addition to Adjusted EBITDA, management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Gross profit, defined as revenue less operating costs, excluding depreciation and amortization, is used by management to assess profitability prior to selling, general and administrative expenses, stock-based compensation and depreciation and amortization. The Company also provides invested capital and the ratio of invested capital to Adjusted EBITDA. Management uses invested capital and the invested capital ratio to assess value creation in the business.

Forward Looking Statements

Information contained or incorporated by reference in this earnings release, in other SEC filings by the Company, in press releases and in presentations by the Company or its management that are not historical by nature constitute “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates,” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, the Company’s acquisition strategy and ability to integrate acquired companies and assets and achieve our planned synergies, outlook of customers, reception of new products and technologies, and strength of competition and pricing. Other factors and risks that may affect the Company’s business and future financial results are detailed in the Company’s SEC filings, including, but not limited to, those described under “Risk Factors” within the Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Consolidated Financial Information

Zayo Group

Consolidated Statements of Operations

Figure 1.3

($ in thousands)

	Year ended
	June 30,
	2012	2011
Revenue	$382,043	$287,235

Operating costs and expenses

Operating costs, excluding depreciation and amortization	82,581	71,528
Selling, general and administrative expenses	111,695	89,846
Stock-based compensation	26,253	24,310
Depreciation and amortization	84,961	60,463

Total operating costs and expenses	305,490	246,147

Operating income	76,553	41,088

Other income/(expense)
Interest expense	(50,720)	(33,414)
Other income/(expense), net	123	(126)
Impairment of cost method investment	(2,248)	—

Total other expense, net	(52,845)	(33,540)

Earnings from continuing operations before provision for income	23,708	7,548

Provision for income taxes	29,557	12,542

Loss from continuing operations	(5,849)	(4,994)

Earnings from discontinued operations, net of income taxes	—	899

Net loss	$(5,849)	$(4,095)

Zayo Group

Consolidated Balance Sheets

Figure 1.4

($ in thousands)

	June 30,	June 30,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$150,693	$25,394
Trade receivables, net	31,703	13,983
Due from related-parties	231	187
Prepaid expenses	7,099	6,388
Deferred income taxes, net	6,018	3,343
Restricted cash	22,417	—
Other assets	1,757	645

Total current assets	219,918	49,940

Property and equipment, net	754,738	518,513
Intangible assets, net	128,705	104,672
Goodwill	137,439	84,980
Debt issuance costs, net	19,706	11,446
Investment in US Carrier	12,827	15,075
Deferred tax assets, net	89,378	—
Other assets	9,070	5,795

Total assets	$1,371,781	$790,421

Liabilities and member’s equity
Current liabilities
Accounts payable	$16,180	$12,988
Accrued liabilities	45,512	22,453
Accrued interest	10,863	10,627
Capital lease obligations, current	1,148	950
Due to related-parties	—	4,590
Deferred revenue, current	22,940	15,664
Current portion of long-term debt	4,440	—

Total current liabilities	101,083	67,272

Long-term debt, non-current	685,281	354,414
Capital lease obligations, non-current	10,470	10,224
Deferred revenue, non-current	146,663	63,893
Stock-based compensation liability	54,367	45,067
Deferred tax liabilities, net	—	18,563
Other long term liabilities	8,068	2,724

Total liabilities	1,005,932	562,157

Member’s equity
Member’s interest	388,867	245,433
Accumulated deficit	(23,018)	(17,169)

Total member’s equity	365,849	228,264

Total liabilities and member’s equity	$1,371,781	$790,421

Zayo Group

Consolidated Statements of Cash Flows

Figure 1.5

($ in thousands)

	Year ended June 30,
	2012	2011	2010
Cash flows from operating activities
Net loss	$(5,849)	$(4,095)	$(8,620)
Earnings from discontinued operations	—	899	5,425

Loss from continuing operations	(5,849)	(4,994)	(14,045)
Adjustments to reconcile net loss to net cash provided by continuing operating activities
Depreciation and amortization	84,961	60,463	38,738
Loss on extinguishment of debt	—	—	5,881
Loss on disposal of property and equipment	32	84	—
Provision for bad debts	729	794	168
Non-cash interest expense	4,773	2,413	1,624
Impairment of cost method investment	2,248	—	—
Stock-based compensation	26,253	24,310	18,168
Unrealized loss on interest rate swap	—	—	744
Amortization of deferred revenue	(13,785)	(8,976)	(3,500)
Deferred income taxes	31,127	11,093	4,068
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	(9,294)	2,449	801
Interest rate swap	—	(566)	(2,462)
Prepaid expenses	1,058	(638)	(271)
Other assets, current and non-current	(3,121)	2,440	21
Accounts payable and accrued liabilities	(1,504)	1,409	6,429
Payables to related-parties, net	(992)	4,944	(422)
Deferred revenue	55,041	4,629	2,243
Other liabilities	(4,047)	(2,800)	15

Net cash provided by continuing operating activities	167,630	97,054	58,200

Cash flows from investing activities
Purchases of property and equipment	(146,963)	(116,068)	(58,821)
Broadband stimulus grants received	22,826	3,544	70
Proceeds from sale of property and equipment	—	28	—
Acquisition of 360 networks Holdings (USA) Inc., net of cash acquired	(317,891)	—	—
Acquisition of Marquis Holdings (USA) Inc., net of cash acquired	(15,456)	—	—
Acquisition of Arialink, net of cash acquired	(17,926)	—	—
Merger with American Fiber Systems Holdings Corporation, net of cash acquired	—	(110,000)	—
Acquisition of AGL Networks, LLC, net of cash acquired	—	(73,666)	—
Acquisition of FiberNet Telecom Group, Inc., net of cash acquired	—	—	(96,571)

Net cash used in investing activities	(475,410)	(296,162)	(155,322)

Cash flows from financing activities
Equity contributions	134,796	36,450	39,800
Proceeds from long-term debt	335,550	103,000	276,948
Principal repayments on long-term debt	(1,575)	—	(166,193)
Changes in restricted cash related to debt financing	(22,820)	578	(564)
Principal repayments on capital lease obligations	(1,171)	(1,732)	(2,192)
Deferred financing costs	(11,701)	(4,106)	(12,353)

Net cash provided by financing activities	433,079	134,190	135,446

Cash flows from discontinued operations
Operating activities	—	2,622	13,923
Investing activities	—	(382)	(1,809)

Net cash provided by discontinued operations	—	2,240	12,114

Net increase/(decrease) in cash and cash equivalents	125,299	(62,678)	50,438
Cash and cash equivalents, beginning of period	25,394	87,864	38,019
Increase/(decrease) in cash and cash equivalents of discontinued operations	—	208	(593)

Cash and cash equivalents, end of period	$150,693	$25,394	$87,864

Zayo Group

Reconciliation of Non-GAAP Financial Measures

Figure 1.6

($ in millions)

	Three months ended		Year ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2012	2011
Net (loss)/earnings	$(5.3)	$(2.7)	$(5.9)	$(4.1)

(Earnings) from discontinued operations	—	—	—	($0.9)
Interest expense	15.6	14.5	50.7	60.5
Provision for income taxes	10.8	11.2	29.6	33.4
Depreciation and amortization expense	24.3	23.8	85.0	12.5
Transaction costs	3.3	1.6	6.6	0.9
Stock-based compensation	6.6	5.6	26.3	24.3
Impairment of cost method investment	2.2		2.2	—

Adjusted EBITDA	$57.5	$53.9	$194.5	$126.6

AboveNet

Reconciliation of Non-GAAP Financial Measures

Figure 1.7

($ in millions)

	Three months ended
	June 30,	March 31,
	2012	2012
Net earnings	$11.9	$18.4
Interest expense	1.1	1.1
Provision for income taxes	8.8	12.4
Depreciation and amortization expense	21.7	20.7
Transaction costs	5.8	—
Stock-based compensation	6.4	6.7
Loss on foreign currency exchange—intercompany loan	0.6	—
Impairment of fixed asset	6.6	—

Adjusted EBITDA	$62.9	$59.3

Investor Relations:

(877) 437-5046

ir@zayo.com